EXHIBIT 21

SUBSIDIARIES OF MANUGISTICS GROUP, INC.

Listed below are the significant subsidiaries of the Company as of February 28, 2005 and their jurisdictions of organization. All of these subsidiaries are wholly owned by the Company.

State or
Jurisdiction
	of Incorporation	Name Under Which
Name	or Organization	Subsidiary Does Business

Manugistics, Inc.	Delaware	Manugistics, Inc.
Manugistics France S.S.A.	France	Manugistics France S.A.
Manugistics U.K. Ltd.	United Kingdom	Manugistics U.K. Ltd.
Manugistics Canada Company	Nova Scotia	Manugistics Canada Company
Manugistics (Deutschland) GmbH	Germany	Manugistics (Deutschland) GmbH
Manugistics European Holding Company B.V.	Netherlands	Manugistics European Holding Company B.V.
Manugistics Services, Inc.	Delaware	Manugistics, Inc.
Manugistics Japan K.K.	Japan	Manugistics Japan K.K.
Manugistics do Brasil Limtada	Brazil	Manugistics do Brasil Limtada
Manugistics Singapore PTE LTD	Singapore	Manugistics Singapore PTE LTD
Manugistics Australia Pty LTD	Australia	Manugistics Australia Pty LTD
Manugistics Holdings Delaware, Inc.	Delaware	Manugistics Holdings Delaware, Inc.
Manugistics Holdings Delaware II, Inc.	Delaware	Manugistics Holdings Delaware, Inc.
Manugistics Benelux	Belgium	Manugistics Benelux
Manugistics Services Mexico, S. de R.L. de C.V.	Mexico	Manugistics Services Mexico, S. de R.L. de C.V.
Manugistics Mexico, S. de R.L. de C.V.	Mexico	Manugistics Mexico, S. de R.L. de C.V.
Manu Transportation LLC	Delaware	Manu Transportation LLC
Manugistics Nordic AB	Sweden	Manugistics Nordic AB
Manugistics Malaysia Sdn. Bhd.	Malaysia	Manugistics Malaysia Sdn. Bhd.
Manugistics Hong Kong Limited	Hong Kong	Manugistics Hong Kong Limited
Manugistics Consulting Services Shanghai Co. Limited	The People’s Republic of China	Manugistics Consulting Services Shanghai Co. Limited
STG Holdings, Inc.	Delaware	STG Holdings, Inc.
STG Pacific (Pty) Limited	Australia	STG Pacific Pty. Limited
Software Services (India) Private Limited	India	Software Services (India) Private Limited